FARM   OUT   AGREEMENT

Apex (Bengara-II) Ltd. & the Bengara-II PSC Block

China  Wisdom

THIS FARM OUT AGREEMENT (this “Agreement” or “FOA”), is made as of the 3rd day of March 2003, (the “Signature Date”) by and amongst the following, who are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”:

CONTINENTAL ENERGY CORPORATION, (“CEC”), a British Columbia, Canada corporation located at 21795 64th Avenue, Langley, British Columbia, V2Y-2N7, Canada, and

GEOPETRO RESOURCES COMPANY, (“GeoPetro”), a California, U.S.A. corporation located at Suite 400, One Maritime Plaza, San Francisco, California, 94111, USA, and

APEX (BENGARA-II) LTD.. (“Apex”), a British Virgin Islands corporation with its operations offices located at Jl. Kenanga 6, Cilandak, Jakarta, 12560, Indonesia, and

CHINA WISDOM INTERNATIONAL (HK) LTD., (“Wisdom” or “Buyer”), a Hong Kong corporation located at Room 1001, Wing On Plaza, 62 Moody Road, Tsimshatsui East, Kowloon, Hong Kong.

CEC and GeoPetro are sometimes referred to collectively herein as the “Sellers”. Apex may sometimes be referred to herein as the “Joint Venture” or “JV” or as the “JV Operator”. CEC and GeoPetro are sometimes referred to herein as individually as “JV Participant“ or collectively as the “JV Participants”. After Closing of this FOA, Wisdom may also be implied to be included as a JV Participant.

WITNESS THAT:

WHEREAS, at the Signature Date of this Agreement the duly registered shareholders of Apex are CEC, who holds 30,000 common shares of Apex representing a 60% interest and GeoPetro who holds 20,000 common shares of Apex representing a 40% interest.

WHEREAS, CEC and GeoPetro, through their Joint Venture operating company Apex, are jointly involved in the oil and gas exploration and production business in Indonesia pursuant to the Bengara-II Production Sharing Contract (“PSC”) with “Pertamina”, the state oil company of the Republic of Indonesia.

WHEREAS, Apex was formed expressly for the sole purpose of entering into, holding and operating the PSC which it signed with Pertamina on December 4, 1997. The PSC covers a 4,867 square kilometer (reduced to 3,650 square kilometers in a June 2001 PSC mandated relinquishment) contract area known as the “Bengara-II Block” located partially onshore and partially offshore in East Kalimantan, Indonesia. Apex has no business or assets other than those pertaining to the Bengara-II PSC. Under the Bengara PSC, Apex has the exclusive authority to conduct petroleum exploration and production operations for up to 30 years within the Bengara II Block.

WHEREAS, in accordance with a certain purchase agreement dated effective August 1, 1998 (the "CEC Farm Out"), CEC purchased 50,000 common shares of Apex from four separate vendors, which shares constitute 100% of the authorized, issued and outstanding shares of Apex.

WHEREAS, in accordance with a certain farm out agreement dated effective January 1, 2000 (the "GeoPetro Farm Out"), GeoPetro purchased 20,000 common shares of Apex from CEC, which shares constitute 40% of the authorized, issued and outstanding shares of Apex. CEC retained a 60% share holding in Apex.

WHEREAS, simultaneously with the GeoPetro Farm Out, CEC and GeoPetro also entered a “Joint Operating Agreement” (or “JOA”) creating the “Bengara-II Block Exploration Joint Venture” (or “Bengara-II JV” or “Joint Venture” or “JV”) dated effective January 1, 2000. CEC and GeoPetro became JV Participants and agreed to Joint Venture rules and procedures set forth in the JOA.

WHEREAS, among other things the JOA establishes Apex as a Joint Venture company and stipulates that Apex shall carry out the role of PSC manager and act as “JV Operator” in the manner described in the JOA for the joint interests of the Joint Venture and the mutual benefit of the JV Participants in proportion to their respective share ownership holdings.

WHEREAS, Wisdom wishes to farm in, purchase and take up a share holding in Apex and a corresponding participating interest in the Bengara-II Joint Venture and thereby jointly participate in exploration and exploitation of the Bengara-II Block according to the provisions of the JOA.

WHEREAS, the purpose of this FOA is to set forth the terms and conditions by which Wisdom shall purchase common shares of Apex from CEC and GeoPetro and become a Bengara-II Joint Venture Participant.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES COVENANT AND AGREE WITH EACH OTHER AS FOLLOWS:

1.      FARM OUT & SALE OF SHARES & JV INTEREST

       a.         CEC and GeoPetro, as the Sellers, hereby agree to jointly “Farm-Out” and sell and deliver to Wisdom, 20,000 common shares of Apex (Bengara-II) Ltd. representing a forty percent (40%) undivided ownership in Apex and a corresponding undivided forty percent (40%) undivided percentage interest share ownership in the Bengara-II Block Exploration Joint Venture and the Bengara-II PSC (hereinafter referred to as “Wisdom’s Participating Interest”); strictly in accordance with the provisions and definitive terms and conditions to be set forth in this FOA.

       b.         Wisdom hereby agrees to buy its Participating Interest from CEC and GeoPetro and shall pay and provide the consideration for such purchase as set forth herein Article-2.

        c.         In consideration of payments and funding obligations made by Wisdom and expressed in this FOA, CEC hereby agrees to sell and deliver 12,000 (Twelve Thousand) and GeoPetro hereby agrees to sell and deliver 8,000 (Eight Thousand) common shares of Apex (Bengara-II) Ltd. each from their own respective share holding, to Wisdom in accordance with the terms and conditions of this FOA.

       d.         Wisdom hereby agrees to sign and become a Party to the JOA referred to in Article-7 below.

        e.         The table below summarizes the Participating Interest ownership of Apex (Bengara-II) Ltd., the Bengara-II PSC and the Bengara-II JV before and after the Farm Out contemplated in this FOA and the post-closing ownership percentages shall be reflected in the amended JOA to be signed at Closing:

Bengara-II Joint Venture Participating Interest Shares
	Percentage Participating Interest
Bengara-JV Participant	Before Closing of This Farm Out	After Closing of This Farm Out
Wisdom	0%	40%
CEC	60%	36%
GeoPetro	40%	24%
Total	100%	100%

2.      COMPENSATION TO BE PAID BY WISDOM

Wisdom hereby covenants and agrees to pay and provide, or cause to be paid or provided, the following as compensation to CEC and GeoPetro and thereby earn Wisdom’s Participating Interest:

       a.         Past Cost Reimbursement

Wisdom shall make a payment, a “Past Cost Reimbursement”, in the amount of US$ 720,000 (Seven Hundred Twenty Thousand US Dollars) at Closing in the manner provided for in Article-6.

The entire Past Cost Reimbursement shall be considered a reimbursement of Wisdom’s 40% share of non-recoverable Bengara-II PSC acquisition cost already paid by CEC and GeoPetro in the total amount of US$ 1,800,000. Upon receipt at Closing, the Past Cost Reimbursement shall be promptly delivered by CEC and GeoPetro into the Apex Joint Venture account by CEC and GeoPetro where it shall be credited as a cash advance to the JV for operations in the proportions 60% to CEC’s credit and 40% to GeoPetro’s credit as advances against their respective Participating Interest shares of future G&A and G&G funding obligations as provided for in this FOA. The entire amount of the Past Cost Reimbursement shall be utilized by Apex (Bengara-II) Ltd. solely in funding G&G and G&A work in the Bengara-II Block as defined herein.

       b.         Exploratory Drilling Obligation

Wisdom, at its own expense and utilizing its own means and resources under a turn-key contract arrangement ensuring cost recovery rights to Apex, at no out of pocket costs to CEC and GeoPetro as provided for herein, shall drill, test and complete, or abandon as necessary, a minimum of five (5) petroleum exploration wells as per Pertamina Approved AFE on at least five separate plays in the Bengara-II Block no later than December 31, 2004 to earn Wisdom’s Participating Interest; further provided that at least three (3) of the wells are drilled during 2003 and the first of these three is spudded no later than September 30, 2003. This work commitment by Wisdom shall be known as Wisdom’s “Exploration Drilling Obligation” and must be completed in its entirety, regardless of the actual cost of any particular well, or the provisions of Article-8 shall apply.

3.      COSTS OF EXPLORATORY DRILLING OBLIGATIONS

       a.         Wisdom shall bear 100% of the costs of its Exploratory Drilling Obligation which shall include all accumulated, actual, adjusted costs corresponding to Pertamina standard format budgeting and financial reporting forms periodically submitted to Pertamina to justify cost recovery of such expenditures and shall include the following:

                           i.          All costs itemized on any one of the standardized format Pertamina “Authority for Expenditure” or “AFE” Schedules-19 and 20 for drilling projects which are cumulatively summarized on Pertamina standardized format annual work program and “Budget Schedule”-3 line-2; and

                         ii.          All drilling related costs for facilities, construction and production itemized on Pertamina AFE Schedules-21, 22 or 23 as is cumulatively summarized on Budget Schedule-3 line-7 and line-8; and

                        iii.          All costs of exploration and drilling administration expenditures summarized on Budget Schedule-3 line-4;

       b.         Wisdom shall be permitted to supply and employ equipment, materials and services of its own in the performance of its Exploratory Drilling Obligation in addition to cash; provided that Wisdom creates a local subsidiary or arranges for an appropriate local Indonesian company to function as a turn-key contractor to Apex in the drilling of the wells. Wisdom must establish and maintain this turn-key contractor relationship with Apex in accordance with prevailing Pertamina rules and regulations ensuring cost recovery of expenditures by Wisdom on Apex’s behalf.

        c.         All drilling activity conducted by Wisdom or its contractor or its agents shall be performed to the standards commonly expected of international drilling contractors and reasonable and appropriate international safety standards, API approved materials and equipment, responsible environmental protection practices and prudent drilling procedures shall be employed at all times by Wisdom and its agent.

4.      LIMITATIONS ON CASH FUNDING CARRY OBLIGATIONS

       a.          Notwithstanding the foregoing Article-3, Apex Bengara-II JV funding for General and Administrative (“G&A”) expenditures summarized on Pertamina Budget Schedule-3 line-10 and Geological and Geophysical (G&G) expenditures summarized on Budget Schedule-3 line-3 are both NOT included in Wisdom’s Exploratory Drilling Obligations.

       b.          All funds required by the Bengara-II Joint Venture to fund G&A and G&G expenditures shall be cash called by Apex, from Wisdom and CEC and GeoPetro each in amounts in direct proportion to their respective percentage Participating Interest share of the joint venture in accordance with the procedures therefore set forth in the JOA commencing as from Closing.

        c.          Any funds for additional drilling in excess of the five well Exploratory Drilling Obligation shall be cash called from Wisdom and CEC and GeoPetro each in amounts in direct proportion to the percentage Participating Interest share of the joint venture in accordance with the procedures therefore set forth in the JOA.

5.      ADDITIONAL TERMS AND CONDITIONS OF SALE

       a.          Upon the FOA Closing Date the members of the Board of Directors of Apex shall be fixed at five.

                           i.          CEC and Wisdom shall each have the right to nominate and appoint two directors to the Board and GeoPetro shall have the right to appoint one director.

                         ii.          The first directors appointed by Wisdom shall be Mr. Li Qiang and Mr. Wang Hong Jun. Mr. Wang Hong Jun shall concurrently be elected Chairman of the Apex Board of Directors and be appointed Chief Financial Officer (CFO) of Apex.

                        iii.          The first directors appointed by CEC shall be Mr. Richard L. McAdoo and Mr. Gary R. Schell. Mr. McAdoo shall concurrently be appointed President and Chief Executive Officer (CEO) of Apex.

                        iv.          The first director appointed by GeoPetro shall be Mr. S. J. Doshi.

                          v.          The Board shall direct the efforts of Apex and set policies, work programs and budgets as provided for in the JOA.

                        vi.          The Chairman shall preside at meetings of the Board of Directors.

                      vii.          The President shall be responsible for the implementation of Board approved policies, work programs and budgets and general executive and operational management of Apex and the Joint Venture as per the JOA.

       b.          Existing staff of Apex shall be retained and additional permanent, temporary and consulting staff as needed shall be hired by Apex management as required.

                           i.          Mr. James C. Haebig shall be employed by Apex as its Chief Geophysicist under a separate written long term personal services contract to be approved by the Board of Directors and signed at Closing.

                          ii.          Mr. Richard L. McAdoo shall be employed by Apex first as its President and CEO and later as a consultant or other mutually agreed position as provided for in a separate written personal service employment contract, having a fixed term equivalent to the life of the PSC or any extensions thereof, to be approved by the Board of Directors and signed at Closing.

                         iii.          Additional experienced expatriate and local Indonesian professionals shall also be hired by Apex under appropriate service agreements or contracts.

                        iv.          The board shall determine a compensation plan at closing for non-executive directors not receiving remuneration as officers.

        c.          Wisdom shall have the right to propose qualified and experienced English speaking candidates for vacancies in Apex as Apex may require and agree to hire at salaries commensurate with American expatriates hired in Jakarta with similar qualifications performing similar jobs. From the Closing Date the following Wisdom delegates shall be hired.

                           i)          Mr. Wang Hong Jun shall be employed first in a position titled CFO and later as a consultant as provided for in a separate written personal service employment contract, having a fixed term equivalent to the life of the PSC or any extensions thereof, to be approved by the Shareholders and the Board of Directors and signed at Closing.

                          ii)          Mr. Li Qiang shall be employed by Apex in an appropriate position under a separate written personal services contract to be approved by the Board of Directors and signed at Closing.

       d.          Wisdom or its designated agent shall be afforded preferential treatment as a turn-key bidder for drilling and construction work on the Bengara-II Block after the Exploratory Drilling Obligation and for the life of the PSC; provided Wisdom’s bids remain competitive in its price, timely delivery and consistently high in its technical quality.

        e.          Wisdom, at its own expense and utilizing its own means and resources will undertake to seek a Chinese company to construct a 100 Megawatt gas turbine fired electrical power generating plant in East Kalimantan near Tanjung Selor or Tarakan and shall negotiate for a gas supply to the plant on behalf of Apex at a favorable US$ price. If Wisdom is successful in securing this gas sales contract then the Parties hereby agree to undertake to drill, complete or abandon as necessary a minimum of three (3) field development wells on the gas field discovered by the Muara Makapan-#1 well and construct associated production facilities to establish gas production capacity from any such wells which prove to be productive sufficient to meet the gas delivery contract. The Parties also expect this work to include construction and operation for the benefit of Apex of an associated gas delivery pipeline, condensate recovery facility and a cryogenic LPG through Naphtha gas liquids extraction plant. Wisdom shall also seek to secure a guaranteed off-take agreement for LPG, Naphtha and condensate. The cost of this drilling, construction and gas development work shall be borne by the Parties in proportion to their JV Participating Interests and shall proceed independently of Wisdom’s Exploratory Drilling Obligation in the event of any overlap in such drilling schedules.

        f.          The name of Apex (Bengara-II) Ltd. will be changed to “Continental-Wisdom-GeoPetro (Bengara-II) Ltd.” as soon as practical after the Closing Date of the Farm Out.

       g.          Apex shall maintain separate accounts showing the cash or cash value of all contributions to the Bengara-II Joint Venture from the JV Participants. Disbursements from the joint account will require two signatures one from the CEO and one from the CFO or their respective delegates. A procedure for doing so shall be included in the JOA as well as acknowledgement of the following beginning balances to such JV contribution accounts by the Parties:

                          i)         Wisdom shall have the exclusive right to recover 100% of the cost recoverable expenditures it makes in accordance with its Exploratory Drilling Obligation.

                         ii)         GeoPetro shall have the exclusive right to recover its 40% share of the Past Cost Reimbursement referred to in Article-2.a plus those funds it has actually contributed to the JV at the Closing Date which include an amount of cash as registered on the books of Apex at November 30, 2002 in the amount of US$ 674,673 plus any additional amounts actually paid into the JV account before, upon or after Closing.

                        iii)         CEC shall have the exclusive right to recover its 60% share of the Past Cost Reimbursement referred to in Article-2.a plus those funds it has actually contributed to the JV at the Closing Date which include an amount of cash as registered on the books of Apex at November 30, 2002 in the amount of US$ 1,480,012 plus any additional amounts actually paid into the JV account before, upon or after Closing.

                       iv)         Once the JV Participants have first recovered the above listed amounts to which they have exclusive rights, then all additional revenues attributable to cost recovery proceeds shall be shared by the JV Participants in proportion to their Participating Interest ownership in the JV.

6.      CLOSING

The Farm Out shall “Close” at a meeting of the Parties to be held in Vancouver, BC, on any mutually agreeable date no later than May 30, 2003 (such date to be called the “Closing Date”) at a mutually agreeable location for the purposes of “Closing” this Farm Out transaction.

       a.         Transactions To Occur Simultaneously At Closing

The following transactions shall occur simultaneously at the Closing meeting:

                           i)          Delivery of  Past Cost Reimbursement to CEC & GeoPetro

Wisdom shall deliver unto CEC and GeoPetro a certified cashier's check drawn on any Hong Kong Shanghai Bank branch in US$ and made payable to Apex (Bengara-II) Ltd. in the amount of US$ 120,000 being a part of the Past Cost Reimbursement referred to in Article-2.a. Wisdom shall also deliver six separate signed “Promissory Notes” each in the amount of US$ 100,000 payable to Apex (Bengara-II) Ltd. in aggregate value of US$ 600,000 comprising the balance of the Past Cost Reimbursement. One Promissory Note shall become due and payable and be paid by Wisdom to Apex each month, on the same day of the month as the Closing Date, on each of the successive six months following the month of the Closing Date.

                          ii)          Delivery of the Common Shares to Wisdom

CEC and GeoPetro shall cause actual transfer and delivery to Wisdom of a single share certificate evidencing Wisdom's ownership of 20,000 common shares of Apex.

                        iii)          Balance Share Certificates

Additional Apex share certificates shall be simultaneously issued and delivered to CEC and GeoPetro evidencing their respective Apex common shares ownership positions as per the table in Article-1.e.

       b.         First Shareholders Meeting

CEC, GeoPetro and Wisdom shall convene a meeting of the shareholders of Apex and elect a board of directors to Apex as specified in Article-5.a and take other actions as may be required of the shareholders as per Article-5 and as per Article-7 immediately after the transactions referred to in Article-6.a are concluded.

        c.         First Directors Meeting

The newly appointed board of directors of Apex shall convene a meeting of the board immediately after the transactions referred to in Article-6.a are concluded, and pass resolutions as necessary and as may be required in accordance with Article-5 including authorization and signature of employment contracts as specified in Article-5.b and 5.c.

7.      JOINT OPERATING AGREEMENT OR JOA

Wisdom hereby agrees to become party to the Bengara-II JV Joint Operating Agreement (“JOA”), and the Parties agree to sign at Closing a suitably modified form of the JOA incorporating Wisdom into the Bengara-II JV as provided for in this FOA.

8.      DEFAULT OF FARM OUT OBLIGATIONS

       a.          This FOA shall expire and terminate upon the day after the Closing Date in the event that for whatever reason Closing has not occurred on or before May 30, 2003. In such case no transfer of common shares of Apex to Wisdom shall occur and the parties shall cease to be under any additional obligations to one another.

       b.          Unless CEC and GeoPetro otherwise agree to provide an extension of time this FOA shall expire and terminate upon:

                     i.      September 30, 2003 in the event that for whatever reason the first well of Wisdom’s Exploratory Drilling Obligation has not been spudded upon schedule as provided for in Article-2.b by said date.

                   ii.      Upon the date any Promissory Note is due and becomes payable in the event that for whatever reason Wisdom fails to pay such Promissory Note to Apex as per the schedule agreed in Article-6.a.i.

                  iii.      December 31, 2003 in the event that for whatever reason the third well of Wisdom’s Exploratory Drilling Obligation has not been spudded upon schedule as provided for in Article-2.b by said date.

                  iv.      December 31, 2004 in the event that for whatever reason Wisdom’s Exploratory Drilling Obligation has NOT been performed and completed.

                   v.      Upon the occurrence of any force majeure event as defined in the Bengara-II PSC, the deadline expressed in Article 8.b.i to 8.b.iv shall be extended by the duration of the force majeure event.

        c.          In the event of such expiry and termination as provided for in Article-8.b.i and 8.b.ii above then Wisdom shall have failed to earn entitlement to any of the common shares of Apex (Bengara-II) Ltd. and shall promptly, automatically, at no cost to the transferees, transfer, convey and deliver all of the Apex common shares back to CEC and GeoPetro in the same proportions in which they were delivered by CEC and GeoPetro to Wisdom at Closing.

       d.          In the event of such expiry and termination as provided for in Articles-8.b.iii or 8.b.iv above then Wisdom shall have not earned entitlement to all of the common shares of Apex (Bengara-II) Ltd. and shall promptly, automatically, at no cost to the transferees, transfer, convey and deliver the amount of 4,000 Apex common shares, for each one of the five Exploratory Drilling Obligation wells which has not yet been completed by Wisdom in accordance with Article-2.b hereof at the time; back to CEC and GeoPetro in the same proportions in which they were delivered by CEC and GeoPetro to Wisdom at Closing.

9.      REPRESENTATIONS AND WARRANTIES OF WISDOM AS THE BUYER

Effective as of the date hereof Wisdom represents and warrants to CEC and GeoPetro, acknowledging that CEC and GeoPetro will be relying upon such representations and warranties in entering into this Agreement, that:

a)      Wisdom is purchasing as principal, for investment and not with a view to brokering an immediate resale or distribution, and no other person, corporation, firm or other organization will have a beneficial interest in the Apex Shares without proper assignment as shall be provided for in the JOA.

b)     Wisdom has the legal capacity and competence to enter into and execute this Agreement and take all actions required pursuant hereto.

c)      Wisdom is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders, and others have been given to authorize execution of this Agreement on behalf of Wisdom.

d)     The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to Wisdom or of any agreement, written or oral, to which Wisdom may be a party or by which Wisdom is or may be bound;

e)      This Agreement has been duly executed and delivered by Wisdom by Wisdom’s duly authorized representative and constitutes a valid and binding agreement of Wisdom enforceable against Wisdom in accordance with its terms;

f)      Wisdom has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of Wisdom’s making an investment in this Farm Out and Wisdom is able to bear the economic risk of a total loss of this investment.

g)      Wisdom has had ample opportunity to review due diligence materials and oil and gas exploration technical documents including seismic data, well logs and professional reports and interpretations provided by Apex to Wisdom.

h)     Wisdom has had ample opportunity to consult his or her own independent professional advisors with respect to the consequences of entering this Farm Out.

10.   REPRESENTATIONS AND WARRANTIES OF CEC, GEOPETRO AND APEX

CEC, Apex and GeoPetro respectively represent and warrant as follows to Wisdom, acknowledging that Wisdom will be relying upon such representations and warranties in entering into this Agreement, that unless otherwise disclosed to Wisdom effective as of the Closing Date, that:

a)      CEC, GeoPetro and Apex are valid and subsisting corporations duly incorporated and in good standing under the laws of their governing jurisdictions.

b)     The Farm Out does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of Apex charter documents or any agreement or instrument to which Sellers are a party.

c)      With regarding to the execution of this Agreement, and any actions called for hereunder, the authorized representative to sign the agreement has been duly authorized by all interests holders and all necessary corporate action on behalf of Apex, and constitutes a binding obligation enforceable in accordance with its terms.

d)     The authorized capital stock of Apex consists of 50,000 ordinary shares, with a par value US$1 per share, all of which are issued, outstanding and fully paid. Sellers have good and marketable title to all of its own material assets including all 50,000 of the shares of Apex, free and clear of any and all restrictions, taxes, claims, charges, liens, encumbrances and security interests thereon.

e)      There have been no amendments or changes to the Bengara-II PSC since its signing and as of the date of this Agreement the PSC is in full force and effect.

f)      There is no pending or threatened dispute, proceeding or other action by Pertamina or the Indonesian Government against Apex in connection with or pertaining to Apex or the Bengara-II PSC.

g)      Except for those certain liabilities, obligations and commitments incurred by it directly in accordance with, and pursuant to, the PSC, Apex has no other liabilities and no other obligations.

h)     Apex management agree to not commit to any new liabilities or make any material changes in Apex’s business activities pursuant to the PSC or otherwise during the period from the signature date hereof and prior to Closing without first informing Wisdom and obtaining Wisdom’s approval on any Apex business decisions other than routine ones made in accordance with the Annual Work Program and Budget for Calendar Year 2003 as approved by Pertamina.

i)       From the Signature Date of this FOA until the Closing, Apex shall not authorize or issue any additional shares of stock, whether common or preferred, nor shall it issue any debt of any kind, without the prior written consent of Wisdom.

11.   DUE DILIGENCE MATERIALS

True and complete copies, as amended and currently valid, have been made available to Wisdom by Sellers of the following due diligence materials:

a)    Apex’s Certificate of Incorporation and Memorandum of Association and Articles of Association.

b)    The Bengara-II PSC.

c)    The Annual Work Program and Budgets for past Calendar Years of the Bengara-II PSC with Pertamina approvals.

d)    The Bengara-II JV Joint Operating Agreement dated effective January 1, 2000 currently in effect between GeoPetro and CEC.

e)    A copy of the most recent available Apex unaudited and management prepared financial statement.

12.   GOING CONCERN COVENANTS

Wisdom warrants that it is entering the Bengara-II JV through its purchase contemplated herein on an as-is, where-is basis. As a JV Participant, Wisdom agrees to abide by and comply with all responsibilities, obligations, undertakings, covenants and commitments placed upon Apex, the Bengara-II PSC or the JV Participants subject to the FOA and the JOA and without limitation including the following:

a)    the terms and conditions of the PSC, regulations of Pertamina, BPMIGAS, MIGAS and other Indonesian authorities, national, provincial and local, having jurisdiction and prevailing Indonesian laws;

b)    as a “going concern” Apex has certain pre-existing and continuing obligations with respect to its employees, suppliers, contractors and Wisdom shall at all times cause Apex to honor and fulfill all such outstanding commitments; and

c)    the JOA, the Apex Memorandum of Incorporation, and the Apex Articles of Association as these documents may be duly amended in accordance with the rules therein.

13.   MISCELLANEOUS

Time is of the essence of this Agreement. Rights and responsibilities under this FOA may not be assigned by any Party. Further this FOA shall;

  a)    be binding on the executors, successors, trustees in bankruptcy or other legal representatives of both Parties and shall be governed by and interpreted under the laws of the British Virgin Islands;

 b)    constitute the entire agreement between the Parties and shall supersede and replace any other express or implied, oral or written agreements between the Parties with respect to the Farm Out;

  c)    in the event and matter of any dispute arising between Wisdom and Sellers with regard to their respective entitlements and obligations in accordance with the Farm Out this FOA shall take precedence over the JOA in the event of any conflict of interpretation between the FOA and the JOA;

 d)    the Parties will promptly sign or cause their respective duly authorized representatives to sign and thereby bind the individual Parties in the event any other contracts, filings, share transfers, declarations or agreements that are required or may become required to give full force and effect to and facilitate actions relating to and including without limitation the Farm Out, the Joint Venture, PSC activities and the consideration payable and to be provided for same.

14.   NOTICES

A Party to this Agreement will give all notices to, or written communications with, the other Parties concerning this Agreement by fax provided that an original follows and is delivered by hand, or by courier or by registered mail addressed to the other Party’s address as first above written or as may be amended by like notice, and such notices shall be effective on the date of first delivery by fax or otherwise.

15.   COSTS AND EXPENSES

Reasonable and applicable legal costs incurred by Apex and the Sellers directly in the preparation and performance of this FOA and the JOA shall be for the account of the Bengara-II JV. All costs of the Buyer are solely for the Buyer’s account and shall not be joint venture costs.

16.   EFFECTIVE LANGUAGE

It is the intent of the Parties to this Agreement that the binding force and effect of this Agreement is expressed only in the English language. As a courtesy to non English speaking representatives of Wisdom a translation of this FOA made by Wisdom’s representatives into Chinese may be attached hereto. The English version of this Agreement shall predominate and take precedence and shall prevail over any conflicts in translation or interpretation with the Chinese language version.

IN WITNESS WHEREOF the Parties hereto set their hand effective on the date first above written.

CONTINENTAL ENERGY CORPORATION        GEOPETRO RESOURCES COMPANY

“Gary R. Schell”                                                          “S.J. Doshi”

_________________________________                      ___________________________________

By its Chairman, Gary R. Schell                                  By its President, Mr. S. J. Doshi

APEX (BENGARA-II) LIMITED                            CHINA WISDOM INTERNATIONAL (HK) LTD.

“Richard L. McAdoo”                                                “Wang Hong Jun”

_____________________________                               _________________________

By its President, Mr. Richard L. McAdoo                     By its President, Mr. Wang Hong Jun